Exhibit 99.1

Bristol-Myers Squibb Announces Changes in Senior Management Team

(NEW YORK, November 13, 2013) – Bristol-Myers Squibb Company (NYSE:BMY) today announced a series of related changes within its Senior Management Team. To support its ongoing success as a BioPharma leader, the company is evolving its business model, creating a global integrated commercial organization and expanding the scope of its finance organization.

Giovanni Caforio has been appointed executive vice president and chief commercial officer, a newly created position in which he will lead all of the company’s commercial units across all geographies. Caforio will be responsible for the global commercial strategy of the company and for the performance of the company’s commercial operations worldwide. Caforio was most recently president, U.S.

Charles Bancroft, executive vice president and chief financial officer, will take on an expanded role that includes the Business Development and Strategy groups. Bancroft will be responsible for developing an integrated approach to finance, business development and strategy that will enhance the company’s effectiveness in meeting its long-term goals.

Caforio and Bancroft will continue to report to Lamberto Andreotti, chief executive officer, and will remain members of his Senior Management Team.

Murdo Gordon has been appointed president, U.S., and will report to Caforio. Gordon was most recently senior vice president, U.S. Oncology.

Beatrice Cazala, executive vice president, Commercial Operations in charge of Global Commercialization, Europe and China, is in the process of transitioning to a new role within the company.

“By evolving our organization and expanding the roles of Giovanni and Charlie, I feel even more confident in the strength of my management team and our ability to take advantage of the most critical opportunities to build long-term sustainable growth,” said Andreotti.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

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Contacts

Media:

Laura Hortas, 609-252-4587, laura.hortas@bms.com

Investors:

John Elicker, 609-252-4611, john.elicker@bms.com

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

Ryan Asay, 609-252-5020, ryan.asay@bms.com